EXHIBIT 99.1

The table below specifies the date of the transaction, number of shares, weighted-average purchase price and range of price per share of Common Stock of Ecolab Inc. purchased by each of Cascade Investment, L.L.C. (“Cascade”) and Bill & Melinda Gates Foundation Trust (the “Trust”) during the past 60 days. Each of Cascade and the Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price. All transactions were effected in the market through brokers.

	Number of Shares Acquired		Weighted Average	Range of Price per Share
Date of Transaction	Cascade	Trust	Price per Share	Low	High
August 11, 2022	129,020	129,020	171.3679	170.8500	171.8400
August 11, 2022	20,170	20,170	172.0931	171.8500	172.7700
August 12, 2022	11,704	11,705	172.4366	171.8900	172.8800
August 12, 2022	17,905	17,904	173.3600	172.8900	173.8800
August 12, 2022	6,330	6,330	174.0672	173.8900	174.2500
August 15, 2022	382	383	174.0197	173.7700	174.4500
August 15, 2022	8,483	8,483	175.2866	174.7900	175.7600
August 15, 2022	57,849	57,848	176.3249	175.7700	176.7500
August 15, 2022	238	238	176.7808	176.7700	176.8300
August 16, 2022	62,520	62,520	176.9297	176.3500	177.3400
August 16, 2022	14,407	14,407	177.5468	177.3500	178.0700
August 17, 2022	43,730	43,730	174.5437	173.9600	174.9500
August 17, 2022	22,697	22,697	175.1658	174.9600	175.8500
August 18, 2022	39,480	39,480	175.2146	174.5300	175.5200
August 18, 2022	6,418	6,418	175.6209	175.5300	175.7600
August 19, 2022	17,292	17,293	171.5576	171.0700	172.0600
August 19, 2022	12,929	12,929	172.5446	172.0800	173.0600
August 19, 2022	6,934	6,934	173.5931	173.0900	174.0200
August 19, 2022	100	100	174.2150	174.1800	174.2500